                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



     We consent to the reference to our firm under the caption "Experts" in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-66141) and related Prospectus of The Williams Companies, Inc. for the registration of $975 million of debt securities and/or preferred stock and to the incorporation by reference therein of our report dated February 26, 1999, with respect to the consolidated financial statements and schedule of The Williams Companies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                            /s/  ERNST & YOUNG LLP



                                            ERNST & YOUNG LLP



Tulsa, Oklahoma


April 23, 1999